Exhibit 10.18

FIRST AMENDMENT TO LEASE

I.PARTIES AND DATE.

This First Amendment to Lease (“Amendment”) dated March 3, 2021, is by and between OAK CANYON CREEK LLC, a Delaware limited liability company (“Landlord”), and INARI MEDICAL, INC., a Delaware corporation (“Tenant”).

II.RECITALS.

On October 7, 2020, Landlord and Tenant entered into a lease (“Lease”) for space in a building located at 6001 Oak Canyon, Suite 100, Irvine, California (“Premises”).

Landlord and Tenant each desire to modify the Lease to allow Tenant to access a portion of the Premises for construction staging prior to the Commencement Date as set forth in “III. MODIFICATIONS” next below.

III.MODIFICATIONS.

A.Early Access.  Following Landlord’s receipt of a temporary certificate of occupancy for the Premises from the City of Irvine, Tenant’s payment of all deposits due under the Lease, and Tenant’s delivery of proper evidence of insurance pursuant to Exhibit D of the Lease, Tenant shall be permitted to access a portion of the Premises consisting of approximately 33,597 rentable square feet as shown on the attached Exhibit A-1 (“Early Access Premises”) prior to the Commencement Date for Tenant to use the Early Access Premises for staging in connection with Tenant’s construction of the Tenant Improvements (as defined in Exhibit X attached to the Lease).  Tenant’s access to the Early Access Premises prior to the Commencement Date shall be subject to all of the terms and obligations of the Lease, including the indemnity provisions therein, except that during such period, the Basic Rent for the Early Access Premises shall be $47,035.80 per month (based on $1.40 per rentable square foot of the Early Access Premises) pro rated on a per diem basis, and “Tenant’s Share” of “Operating Expenses” (as defined in Exhibit B attached to the Lease) for the Early Access Premises shall be “fixed” at the amount of $8,399.25 per month, based on $0.25 per rentable square foot of the Early Access Premises, and during such early access period the provisions contained in Sections (b), (c), (d), and (e) of said Exhibit B shall be suspended in their entirety.  In no event shall Tenant’s access to the Early Access Premises trigger the Commencement Date of the Lease unless Tenant commences its regular business activities therefrom.

IV.GENERAL.

A.Effect of Amendment.  The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B.Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C.Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D.Corporate and Partnership Authority.  If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E.Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F.California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.Brokers.  Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and [NONE](“Tenant’s Broker”) is the agent of Tenant exclusively.  By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker.  If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker.  By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

OAK CANYON CREEK LLC,

a Delaware limited liability company

By: /s/ Steven M. Case

Steven M. Case

Executive Vice President, Leasing & Marketing

Office Properties

By: /s/ Holly McManus

Holly McManus

Vice President, Operations

Office Properties

\in9\

TENANT:

INARI MEDICAL, INC.,

a Delaware corporation

By: /s/ William Hoffman

Printed Name: William Hoffman

Title: Chief Executive Officer

By: /s/ Mitch Hill

Printed Name: Mitch Hillna2\

Title:  Chief Financial Officer \ti2\

EXHIBIT A-1

EARLY ENTRY PREMISES